SCHEDULE A

TWO ROADS SHARED TRUST

ETF DISTRIBUTION PLAN

Date Last Amended: June 10, 2025

The following series of Two Roads Shared Trust are subject to this Plan, at the fee rates specified:

Fund	Fee (as a Percentage of Average Daily Net Assets of the Fund)*
Affinity World Leaders Equity ETF	0.25%
Anfield Dynamic Fixed Income ETF	0.25%
Anfield Enhanced Market ETF	0.25%
Anfield U.S. Equity Sector Rotation ETF	0.25%
Anfield Universal Fixed Income ETF	0.25%
Conductor Global Equity Value ETF	0.25%
Foundations Dynamic Core ETF	0.25%
Foundations Dynamic Growth ETF	0.25%
Foundations Dynamic Value ETF	0.25%
Foundations Dynamic Income ETF	0.25%
Hypatia Women CEO ETF	0.25%
LeaderShares® Activist Leaders® ETF	0.25%
LeaderShares® AlphaFactor® Tactical Focused ETF	0.25%
LeaderShares® Defensive Yield ETF	0.25%
LeaderShares® Equity Skew ETF	0.25%
LeaderShares® AlphaFactor® US Core Equity ETF	0.25%
Regents Park Hedged Market Strategy ETF	0.25%

*	The determination of daily net assets shall be made at the close of business each day throughout the month and computed in the manner specified in the then current Prospectus for the determination of the net asset value of Creation Units. Plan payments shall be made within ten (10) days of the end of each calendar month unless otherwise agreed by the parties and approved or ratified by the Trustees.